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                                                              April 16, 1998

PANAVISION INC.

6219 De Soto Avenue
Woodland Hills, CA  91367

Dear Sirs:

Attached hereto is a draft of our opinion letter (the "Opinion"), dated the date hereof, addressed to the Boards of Directors of PX Holding Corporation ("Holdings") and Panavision Inc. ("Panavision").

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "The Merger-The Solvency Opinion" and in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission


                                        Very truly yours,

                                        /s/ Murray, Devine & Co., Inc.
                                            MURRAY, DEVINE & CO., INC.